Exhibit 99.3

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of April 13, 2006, is by and among Pacific Ethanol, Inc., a Delaware corporation (the “Company”), Cascade Investment, L.L.C., a Washington limited liability company (the “Purchaser”), and each of the persons listed on Schedule I hereto (each a “Stockholder”, and, collectively, the “Stockholders”).

WHEREAS, the Purchaser and the Company have entered into a Purchase Agreement dated as of November 14, 2005 (the “Purchase Agreement”) providing for the purchase by the Purchaser of certain cumulative redeemable convertible preferred stock of the Company (the transactions contemplated by the Purchase Agreement, including without limitation the issuance and sale of securities thereunder, the “Transactions”);

WHEREAS, in order to induce the Purchaser to consummate the Transactions, the Stockholders desire to enter into this Lock-Up Agreement (the “Agreement”), to take the applicable actions set forth in this Agreement, and to be bound by the obligations and restrictions contained herein; and

WHEREAS, each Stockholder is the record and beneficial owner, or the trustee of a trust whose beneficiaries are the beneficial owners, of such number of shares of  common stock, par value $.001 per share, of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction, together with shares of Common Stock that may be acquired after the date hereof by such Stockholder, including shares of Common Stock issued upon the exercise of options or warrants to purchase Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, each of the parties hereto agrees as follows:

1.          Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants as follows:

(a)     Authority. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state, local or municipal foreign or other government or subdivision, branch, department or agency thereof or any governmental or quasi-governmental authority of any nature, including any court or other tribunal, (a “Governmental Entity”), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any pledge, claim, lien, option, charge, encumbrance or security interest of any kind or nature whatsoever (a “Lien”) upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a “Contract”) to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets, including the Stockholder’s Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an “Order”) or any statute, law, ordinance, rule or regulation of any Governmental Entity (a “Law”) applicable to the Stockholder or any of the Stockholder’s properties or assets, including the Stockholder’s Shares.

(b)    The Shares. Subject to the terms of this Agreement, the Stockholder’s Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder. The Stockholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except, in the case of certain of the Stockholders, as set forth in Schedule I hereto. The Stockholder owns of record or beneficially no Common Stock or other voting interest in the Company, or holds any right to acquire any additional shares of Company Common Stock or any interest therein, other than such Stockholder’s Shares and shares of Company Common Stock issuable upon the exercise of options and warrants, in each case as set forth on Schedule I hereto.

(c)     Reliance by Purchaser. Each Stockholder understands and acknowledges that the Purchaser is relying upon such Stockholder’s execution and delivery of this Agreement, such Stockholder’s performance of the Stockholder’s obligations under this Agreement, and the accuracy of the Stockholders’ representations and warranties set forth in this Agreement, in making its determination with respect to the consummation of the Transactions.

2.          Agreements of All Stockholders. Each Stockholder hereby, severally and not jointly, agrees as follows:

(a)     Lock-Up on Transfer of Shares. During the one (1) year period commencing on the date hereof and continuing through April 13, 2007 (the “Lock-Up Period”), he shall not, directly or indirectly, offer, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the offer, sale, transfer, pledge, assignment or other disposition of (collectively, “Transfer”), the Shares or any securities convertible into or exercisable or exchangeable for Company Common Stock, to any person; provided, however, that during the Lock-Up Period, each Stockholder may Transfer shares of Company Common Stock such that the number of shares being then Transferred, together with all shares previously

Transferred during the Lock-Up Period, does not exceed the number set forth in the column labeled “Transferable Shares” on Schedule I for such Stockholder.

(b)                                 No Hedging or Similar Transactions. The transfer restrictions contained in this Agreement preclude the Stockholders from engaging in any hedging or other transaction during the Lock-Up Period that is designed to or reasonably expected to lead to or result in a Transfer of the Shares, even if such Shares would be disposed of by someone other than a Stockholder. Such prohibited hedging and/or hypothecation or other transaction would include, without limitation, any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to the Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.

(c)                                  Permitted Transfers. Notwithstanding the foregoing, a Stockholder may Transfer any or all of his Shares in a private transaction (i.e. a transaction that is not effected through the Over-the Counter Bulletin Board, any stock exchange, quotation system or other public marketplace) to a Family Member (as defined below); provided, however, that the transferee of such Shares first agrees in writing, pursuant to an agreement in form acceptable to the Purchaser, to be bound by the provisions of this Agreement in a manner which would treat any proposed Transfers by such transferee as being a Transfer by such Stockholder. For purposes of this paragraph, “Family Member” of a Stockholder shall mean a spouse, lineal descendants, stepchildren, father, mother, brother or sister of the Stockholder, or a trust for which the Stockholder is grantor and the beneficiary if the Stockholder or a Family Member.

(d)                                 Involuntary Transfers. If any Shares are subject to any involuntary transfer, whether by reason of death, bankruptcy or divorce proceedings or otherwise, the transferee of such Shares shall take such Shares subject to this Agreement.

(e)                                  Stop Transfer Order. The Stockholders authorize the Company, during the Lock-Up Period, to cause its transfer agent and registrar to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to the Transfer of any Shares, except to the extent that such Transfers are in compliance with the terms and conditions of this Agreement.

(f)                                    Invalid Transfers. Any purported transfer of Shares that is not in accordance with this Agreement shall be null and void, and shall not operate to transfer any right, title or interest in such Shares to the purported transferee.

(g)                                 Legend. To implement the restrictions set forth in this Agreement, the Company may imprint the following legend on the reverse side of the certificates evidencing the Shares:

TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF A LOCK-UP AGREEMENT, DATED APRIL 13, 2006, BETWEEN THE HOLDER OF

THIS CERTIFICATE AND THE ISSUER OF THIS CERTIFICATE. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER OF THIS CERTIFICATE. NO SALE, TRANSFER, ASSIGNMENT, PLEDGE OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE LOCK-UP AGREEMENT SHALL HAVE BEEN COMPLIED WITH IN FULL.

3.          Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Company or the Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

4.          Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the expiration of the Lock-Up Period. In the event that a Stockholder ceases to be a director, officer or employee of the Company or any of its affiliates, as the result of a termination, resignation or otherwise, prior to the expiration of the Lock-Up Period, then this Agreement, and all rights and obligations of the Stockholder hereunder, shall immediately terminate with respect to such Stockholder.

5.          General.

(a)     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(b)    Entire Agreement. Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in this Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein and that this Agreement supersedes all prior agreements and understandings between the parties with respect thereto. There are no promises, covenants or undertakings other than those expressly set forth or provided for in this Agreement.

(c)     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

(d)    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)     Notices. All notices and other communications required or permitted hereunder shall be in writing. Notices shall be delivered personally, via recognized overnight courier (such as Federal Express, DHL or Airborne Express) or via certified or registered mail. Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices shall be addressed to the address of each Stockholder as is set forth on the books and records of the Company, or at such other address or facsimile number as such Stockholder shall have furnished in writing to the other parties hereto. All notices shall be effective upon receipt.

(f)       Severability  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

(g)    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(h)    Facsimile Signatures. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

(i)        Amendment and Waiver. This Agreement may not be amended, modified, altered or supplemented except upon the execution and delivery of an instrument in writing signed by all parties hereto. Any action, extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

6.          Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States. This being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

7.          Notification Requirement. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify the Company and the Purchaser of the number of Shares acquired by, or Transferred by, such Stockholder, if any, after the date hereof.

IN WITNESS WHEREOF, each party hereto has signed this Agreement as of the date first written above.

Counterpart Signatures Follow

Execution of Lock-Up Agreement by Counterpart Signatures

The undersigned hereby executes the Lock-Up Agreement, dated as of April 13, 2006, by and among Pacific Ethanol, Inc., Cascade Investment, L.L.C. and the Stockholders listed on Schedule I hereto.

PACIFIC ETHANOL, INC.

By:
Name:
Title:

Execution of Lock-Up Agreement by Counterpart Signatures

The undersigned hereby executes the Lock-Up Agreement, dated as of April 13, 2006, by and among Pacific Ethanol, Inc., Cascade Investment, L.L.C. and the Stockholders listed on Schedule I hereto.

CASCADE INVESTMENT, L.L.C.

By:
Name:
Title:

Execution of Lock-Up Agreement by Counterpart Signatures

The undersigned hereby executes the Lock-Up Agreement, dated as of April 13, 2006, by and among Pacific Ethanol, Inc., Cascade Investment, L.L.C. and the Stockholders listed on Schedule I hereto.

STOCKHOLDERS

By:
William L. Jones

By:
Neil M. Koehler

By:
Ryan W. Turner

SCHEDULE I

STOCKHOLDER	COMMON STOCK	OPTIONS/WARRANTS	TRANSFERABLE SHARES
William L. Jones(1)	2,500,000	50,000	1,000,000
Neil M. Koehler	4,188,139	—	1,675,256
Ryan W. Turner(1)	914,166	—	365,666
Total	7,602,305	50,000	3,040,922

(1) See Voting Agreement, dated as of October 27, 2003, among Southern Counties Oil Co., William C. Jones and Maurine Jones, Ryan W. Turner and Wendy Turner and Andrea Jones.